CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 86 to Registration Statement No. 333-176976 on Form N-1A of our report dated September 25, 2017, relating to the financial statements and financial highlights of First Trust Horizon Managed Volatility Developed International ETF, First Trust Horizon Managed Volatility Domestic ETF, and First Trust California Municipal High Income ETF, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund III as of and for the period ended July 31, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

November 28, 2017